Website Development Agreement

This Website Development Agreement (the “Agreement”) is made this 28th day of April, 2023 (the “Effective Date”) by and between IMA Tech Inc., a Wyoming state corporation (the “Customer”) and COMPOT BILGISAYAR VE BILISIM TEKNOLOJILERI DIS TICARET ANONIM SIRKETI (the “Developer”).

WHEREAS, Developer is in the business of providing certain software and computer services.

WHEREAS, Customer desires to have Developer provide website development and related services.

NOW THEREFORE, in consideration of the premises and undertakings set forth herein, the parties agree as follows:

1. Description of Services

Developer agrees to provide consulting and web development services in compliance with agreed Specifications in accordance with terms and provisions of this Agreement.

2. Development stages

Work stages of Website Development	Hours
1. Project documentation development	6
2. Planning	30
3. Design	158
4. Front-end	218
5. Back-end	191

1. Project documentation development: The documents outline the project's requirements, objectives, scope, and timeline, serving as a foundational outline for the website's development process.

2. Planning: Delineating the project roadmap, determining the technology stack, setting project milestones, and allocating resources effectively to ensure a streamlined and efficient development process.

3. Design: The design phase involves main works such as creating a design concept and design system of components. Also developing pages and personal account interface to ensure an aesthetically pleasing and user-friendly website.

4. Front-end: Involves the transformation of the design concepts into a functional user interface through programming.

5. Back-end: Includes the construction of CI/CD, API integration, authorization and registration modules, feedback microservice and administrative panel to ensure the seamless operation and efficiency of the website.

Work stages of API Development	Hours
1. Design&Development (1)	1,000
2. Concept Development	280
3. Natural Language Development (NLP)	1,000
4. Testing&Training	200

(1) The Design & Development stage includes collaborative brainstorming for creative ideas, crafting visually appealing interfaces with animations, establishing a relatable tone through personality design, integrating speech recognition for accessibility, focusing on interaction design for intuitive user flows, leveraging artificial intelligence and machine learning for enhanced adaptability, and implementing content engagement strategies with meticulous dialog management.

3.       Payment for Services

3.1       All amounts payable to Developer shall be paid in installments in accordance with the plan of development of the Website. Such payments shall be made either by way of electronic funds transfer into the bank account or by any other means agreed upon by both Parties in writing. Such payment methods shall be detailed on the related invoices. Payments shall be made directly to COMPOT BILGISAYAR VE BILISIM TEKNOLOJILERI DIS TICARET ANONIM SIRKETI. Payments shall be made in accordance with the estimate established and agreed upon by parties at the date of signing the agreement. The total amount to be paid by the Customer to Developer is USD 284,638 at this date and may be increased by mutual agreement of parties. In this instance, the increase shall be discussed and approved by both parties in writing pursuant to this present agreement.

3.2       The Customer agrees to make payments to the Developer in accordance with the Development stages (Section 2). Invoices will be issued by the Developer directly to IMA Tech Inc. The Customer agrees to make full payment for the entire product upon completion of the project. All payments are due and must be received by IMA Tech Inc. before the project's conclusion.

4.       Acceptance Testing

4.1 Within twenty (20) Business Days of Developer delivering the Website to the Customer, the Customer shall provide structured and thorough feedback using the Developer bug list template provided.

4.2 Delayed or incomplete bug lists may lead to cost over-runs and delays.

4.3 Within thirty (30) Business Days of Customer providing structured and thorough feedback to the Developer, Developer shall make such changes, updates and corrections as may be required by the Customer.

5.       Warranties and indemnity

5.1       Each Party warrants and represents to the other that:

a) it has full capacity and authority to enter into and perform its obligations under this Agreement;

b) this Agreement is executed by a duly authorized representative of that Party;

c) there are no actions, suits proceedings or regulatory investigations pending or, to that Party's knowledge, threatened against or affecting that Party before any court or administrative body that might affect the ability of that Party to meet and carry out its obligations under this Agreement.

5.2 Developer furthermore warrants and represents that:

a) it has the necessary expertise and skill, expertise, and experience to perform the website development services outlined in this Agreement;

b) the Website will be of good quality, fit for purpose and meet generally accepted standards;

c) in performing its obligations under this Agreement, it will comply with all applicable laws; and

d) the Website will comply with all applicable laws.

5.3 This clause 5 shall survive the termination or cancellation of this Agreement.

6.       Ownership and Confidentiality

All project materials, including but not limited to codes, scripts, databases, designs, documents, and technical specifications developed or provided by the Developer for the website development project ("Project Materials"), shall be and remain the sole and exclusive property of IMA Tech Inc. The Developer agrees not to claim any rights or ownership over the Project Materials.

The Developer may not use the Project Materials for their commercial benefit, including but not limited to using the Project Materials for the Developer's own projects or the projects of third parties.

The Developer shall not have the right to display the Project Materials in their portfolio, whether online or offline.

The Developer shall hold all Project Materials in strict confidence and shall not disclose any of the Project Materials to any third party without the prior written consent of IMA Tech Inc. This obligation of confidentiality shall survive the termination of this Agreement.

7.       Indemnification

9.1       Developer Indemnification. Developer will be responsible for compensating the Customer for any liabilities arising from the developer's actions or negligence while performing their duties under this Agreement. This obligation continues even after this Agreement has ended. The Developer will also cover the costs of defending against any third-party claims unless both parties agree otherwise.

9.2       Customer Indemnification. Customer will compensate the Developer for any liabilities stemming from the Customer's provided materials or their actions in relation to third parties during the performance of services under this Agreement. Similar to the Developer clause, this obligation also continues after this Agreement ends, and the Customer will be responsible for the defense costs of third-party claims unless agreed upon otherwise.

8.       Termination

8.1 The term of this Agreement is from the Signature Date until the Website have been satisfactorily completed and the Developer has been paid in full.

8.2 Either Party may terminate this Agreement with immediate effect upon written notice if the other Party hereto is dissolved, declared insolvent or bankrupt, is placed in liquidation or sequestration (whether provisionally or finally and whether voluntary or compulsory) is unable to pay its debts as they become due or is subject to a scheme of arrangement or compromise or is wound up.

8.3 Where a Party constitutes a material breach of this Agreement and fails to remedy such breach within 10 Business Days of the other Party's written notice to do so then, in such event, the other Party may, with immediate effect, terminate this Agreement.

8.4 Any termination as contemplated in this clause shall be without prejudice to any other rights which the terminating Party may have against the other Party whether for damages or otherwise.

8.5 The expiration or termination of this Agreement shall not affect any provisions in this Agreement expressed to survive the termination or cancellation of this Agreement or which by their nature or necessity continue to operate after the termination or cancellation of this Agreement.

8.6 In no event shall a Party be liable to the other for any indirect, extrinsic, special or consequential loss or damage of any kind whatsoever and howsoever caused (whether arising under contract, delict or otherwise) and whether the loss or damage was actually foreseen or reasonably foreseeable.

8.7 Upon termination of this Agreement: a) Developer shall cease all further use of any Content; b) The Customer shall cease all further use of the website developed and website designs. c) Following the termination of this Agreement for any reason, the Customer shall promptly pay Developer according to the terms of this Agreement for services rendered before the effective date of the termination (the “Termination Date”). Developer acknowledges and agrees that no other compensation, of any nature or type, shall be payable hereunder following the termination of this Agreement.

8.8 Entire contract. This Agreement contains all the provisions agreed on by the Parties with regard to the subject matter of the Agreement and supersedes and novates in its entirety any previous understandings or agreements between the Parties in respect thereof, and the Parties waive the right to rely on any alleged provision not expressly contained in this Agreement.

8.9 Variation, cancellation and waiver. No contract varying, adding to, deleting from or cancelling this Agreement, and no waiver of any right under this Agreement, shall be effective unless reduced to writing and signed by or on behalf of the Parties.

8.10 Indulgences. The grant of any indulgence, extension of time or relaxation of any provision by a Party under this Agreement shall not constitute a waiver of any right by the grantor or prevent or adversely affect the exercise by the grantor of any existing or future right of the grantor.

8.11 Assignment, delegation. A Party may choose to assign fulfilling certain provisions of this Agreement for completion of other Parties not specified hereby.

8.12 Applicable law. This Agreement is to be governed, interpreted and implemented in accordance with the laws of USA.

8.13 Costs. Each Party shall bear that its own legal costs and disbursements of and incidental to the negotiation, preparation, settling, signing and implementation of this Agreement.

8.14 Signature in counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original and which together shall constitute one and the same agreement.

8.15 Independent advice. Each of the Parties hereby respectively agrees and acknowledges that: a) it has been free to secure independent legal advice as to the nature and effect of each provision of this Agreement and that it has either taken such independent legal advice or has dispensed with the necessity of doing so; and b) each provision of this Agreement is fair and reasonable in all the circumstances and is part of the overall intention of the Parties in connection with this Agreement.

8.16 Good faith. The Parties shall at all times act in good faith towards each other and shall not bring any of the other Parties into disrepute.

8.17 Cooperation. Each of the Parties undertakes at all times to do all such things, perform all such acts and take all such steps, and to procure the doing of all such things, within its power and control, as may be open to it and necessary for and incidental to the putting into effect or maintenance of the terms, conditions and import of this Agreement.

9.       Confidentiality

9.1       Each Party undertakes to:

a) use the other Party's Confidential Information for the duration and purposes of entering into and implementing this Agreement only;

b) use at least the same degree of care, diligence and discretion to limit disclosure of the other Party's Confidential Information as it uses to protect its own Confidential Information, but in no case with any less degree than reasonable care and diligence.

9.2 The Parties furthermore undertake to keep the Confidential Information of the other Party confidential at all times whether during this Agreement or after its after termination or cancellation. Neither Party may disclose the other Party's Confidential Information to any third party except to its affiliates, consultants, agents, directors, officers and employees, provided that such disclosure is limited to only such persons to whom disclosure is necessary for purposes of giving effect to this Agreement. The Parties furthermore undertake to keep the Confidential Information of the other Party confidential at all times whether during this Agreement or after termination or cancellation. Neither Party may disclose the other Party's Confidential Information to any third party except to its affiliates, consultants, agents, Developers, directors, officers and employees, provided that such disclosure is limited to only such persons to whom disclosure is necessary for purposes of giving effect to this Agreement and such persons are first bound by confidentiality and restricted user obligations no less onerous than those set out in this Agreement.

9.3 The obligations set out in this clause 9 shall not apply to any information which:

a) the Party receiving the information ("the Receiving Party") can show by written records was in its possession prior to receiving the information from the other Party ("the Disclosing Party");

b) was generally available to the public prior to disclosure by the Disclosing Party or becomes generally available to the public after disclosure (other than through a breach by the Receiving Party of its obligations hereunder);

c) the Receiving Party can prove it received from a third party legally entitled to possess such information;

d) was subsequently developed independently by the Receiving Party without any reference to or use by it of the Disclosing Party's Confidential Information;

e) is approved for release upon the written consent of the Disclosing Party; and/or

f) is required by the provisions of any law, statute or regulation, or during any court proceedings, or by the rules or regulations of any recognized stock exchange to be disclosed provided that the extent of such disclosure is, as far as reasonably possible, limited and the Disclosing Party has been consulted prior to such disclosure.

Date: April 28, 2023

Developer:	Customer:
COMPOT BILGISAYAR VE BILISIM TEKNOLOJILERI DIS TICARET ANONIM SIRKETI	IMA Tech Inc.
Signed by:	Signed by:
/s/ COMPOT BILGISAYAR VE BILISIM TEKNOLOJILERI DIS TICARET ANONIM SIRKETI	/s/ IMA Tech Inc.